Exhibit 99.1
ASGN Incorporated Reports Third Quarter 2021 Results
Record Financial Performance for the Quarter
Raises Financial Estimates for the Fourth Quarter 2021

October 27, 2021

RICHMOND, VA.-- (BUSINESS WIRE) -- ASGN Incorporated (NYSE: ASGN), a leading provider of IT services and professional solutions, including technology, creative, and digital, across the commercial and government sectors, reported financial results for the quarter ended September 30, 2021. Financial results for all periods included in this release present the Company’s Oxford business as discontinued operations.

Highlights
•Revenues for the quarter were $1.1 billion, up 18.7 percent over the third quarter of 2020 (14.1 percent excluding contributions from acquired businesses)
•Income from continuing operations was $66.3 million, up 42.0 percent from the third quarter of 2020
•Adjusted EBITDA (a non-GAAP measure) from continuing operations was $136.6 million (12.7 percent of revenues), up from $101.9 million (11.3 percent of revenues) in the third quarter of 2020
•On August 17, 2021, closed the sale of the Oxford business for $525.0 million (approximately $413.0 million after income taxes); the operating results of the Oxford business through the date of sale and the related gain on sale are reported as discontinued operations
•Net income was $212.0 million, which was comprised of income from continuing operations of $66.3 million and income from discontinued operations of $145.7 million (mainly related to the gain on the sale of the Oxford business)
•Free Cash Flow from continuing operations (a non-GAAP measure) was $66.9 million for the third quarter and $246.0 million for first nine months of 2021
•At quarter end, cash and cash equivalents were $679.4 million
•During the quarter, the Company acquired two federal government IT services businesses, IndraSoft, Inc. and Enterprise Resource Performance, Inc.
•During the quarter, the Company spent approximately $118.4 million on the repurchase of its common stock
•Increasing financial estimates for fourth quarter 2021 from the estimates announced during the Company's Investor and Analysts’ Day conference held on September 14, 2021

Management Commentary

“ASGN reported exceptional results for the third quarter, with revenues and Adjusted EBITDA both surpassing our previously increased guidance estimates and nearly all divisions reporting quarterly revenue records,” said ASGN President and Chief Executive Officer, Ted Hanson. “Impressive organic growth of 24.1 percent year-over-year in our Commercial Segment was a large driver of our continued momentum. Our Federal Government Segment also posted solid results for the quarter, with record bookings in the third quarter resulting in top-line improvements of 3.6 percent over the prior-year period and a book to bill of 1.44 to 1. This acceleration in our business has led us to increase our fourth quarter guidance.”

Mr. Hanson continued, “Our commercial consulting business, in particular, continues to outperform our expectations. Commercial consulting revenues improved a significant 94.2 percent year-over-year in the third quarter of 2021. Our pipelines of both booked revenue and new consulting business are each growing at double digits and trending positively in the fourth quarter. We are seeing an increasing amount of work in digital innovation and modern enterprise solutions across cloud, data and analytics and digital transformation business engagements. As we look to the final quarter of the year, we remain focused on driving value for all of our stakeholders by continuing to provide advanced IT solutions and expertise that meet our commercial and government clients’ most critical business needs.”

Third Quarter of 2021 Financial Results - Summary

				Change
(In millions, except per share data)	Q3 2021	Q3 2020	Q2 2021	Y-Y	Sequential
Revenues
Commercial Segment	$774.9	$615.8	$712.5	25.8%	8.8%
Federal Government Segment	298.9	288.6	262.4	3.6%	13.9%
	1,073.8	904.4	974.9	18.7%	10.1%
Gross Margin
Commercial Segment	32.4%	30.9%	32.0%	1.5%	0.4%
Federal Government Segment	19.3%	15.9%	18.3%	3.4%	1.0%
Consolidated	28.7%	26.1%	28.3%	2.6%	0.4%

Income from continuing operations	$66.3	$46.7	$57.3	42.0%	15.7%
Income from discontinued operations	145.7	5.6	6.9	N/M	N/M
Net Income	$212.0	$52.3	$64.2	305.4%	230.2%

Earnings per Share - Diluted
Continuing operations	$1.24	$0.88	$1.06	40.9%	17.0%
Discontinued operations	2.73	0.11	0.13	N/M	N/M
Earnings per diluted share	$3.97	$0.99	$1.19	301.0%	233.6%

Non-GAAP Financial Measures (from Continuing Operations)
Adjusted Net Income	$84.6	$61.1	$70.9	38.5%	19.3%
Adjusted Net Income per diluted share	$1.58	$1.15	$1.32	37.4%	19.7%
Adjusted EBITDA	$136.6	$101.9	$119.3	34.1%	14.5%
Adjusted EBITDA margin	12.7%	11.3%	12.2%	1.4%	0.5%
__________
Notes:
The Company has two financial reporting segments: Commercial and Federal Government. The Commercial Segment is comprised of the Apex Systems, Creative Circle and CyberCoders divisions. The Federal Government Segment was formerly referred to as the ECS Segment.
All periods included above and elsewhere in the release present the Oxford business as discontinued operations.
Definitions of non-GAAP measures and reconciliation to GAAP measurements are included in the tables that accompany this release.
N/M means not meaningful

Consolidated revenues for the third quarter were up 18.7 percent year-over-year. All operating divisions were up year-over-year, sequentially and over the third quarter of 2019. Revenues from businesses acquired after the third quarter 2020 totaled approximately $42.0 million. Excluding the revenue contribution from acquired businesses, the year-over-year organic growth rate for the quarter was 14.1 percent.

Revenues from the Commercial Segment (72.2 percent of total revenues) were up 25.8 percent year-over-year and up 8.8 percent sequentially. Revenues for the third quarter included approximately $10.4 million from the commercial IT services business acquired after the third quarter of 2020. Excluding that revenue contribution, revenues for the Commercial Segment were up 24.1 percent year-over-year.

Growth in Commercial Segment revenues reflected double digit growth in its high-margin consulting, creative marketing and permanent placement services. Revenues from the segment's IT services and solutions division, which accounted for 82.6 percent of the segment's revenues in the quarter, were up 21.8 percent year-over-year and up 18.6 percent over the third quarter of 2019. Consulting services revenues (virtually all IT services) were $187.6 million, up 94.2 percent from the third quarter of 2020 and IT assignment revenues were up mid-to-high single digits year-over-year. Revenues from the segment's creative marketing and permanent placement divisions, which combined accounted for 17.4 percent of revenues in the third quarter, were up 49.6 percent year-over-year and up 3.8 percent over the third quarter of 2019.

Revenues from the Federal Government Segment (27.8 percent of revenues) were up 3.6 percent year-over-year and up 13.9 percent sequentially. Growth for the quarter related to a number of factors, including new contract awards and the contribution from acquisitions. Revenues for the segment included approximately $31.6 million from four businesses acquired after the third quarter of last year. Excluding the revenue contribution from the acquired businesses and the higher spending levels under two cost reimbursable contracts in the third quarter of last year, revenue growth for the segment was low single digits year-over-year.

Gross profit was up 30.6 percent on revenue growth of 18.7 percent. Gross margin was 28.7 percent, an expansion of 260 basis points over the third quarter of 2020. Both business segments reported expansion in gross margin. The improvement in gross margin for the Commercial Segment was driven by the double-digit growth of its high-margin commercial services (commercial consulting, creative marketing and permanent placement services). The expansion in the gross margin of the Federal Government Segment was driven by changes in business mix, including a lower level of revenues from certain cost reimbursable contracts, the contribution from the high-margin businesses acquired after the third quarter of last year and higher profitability on two firm-fixed-price contracts whose initial contract term ended during the quarter.

Selling, general and administrative (“SG&A”) expenses were $192.7 million (17.9 percent of revenues), compared with $150.1 million (16.6 percent of revenues) in the third quarter of 2020. The year-over-year increase was commensurate with the growth in the business, the higher mix of high margin commercial revenues (which carry a higher SG&A expense component than federal government services revenues), higher headcount investments to support the future growth of the business and higher incentive compensation and healthcare expenses, which were both down in 2020 from historical levels.

Income from continuing operations was $66.3 million, up 42.0 percent from the third quarter of 2020. Income from discontinued operations, net of income taxes, was $145.7 million, virtually all of which related to the gain on the sale of the Oxford business.

Net income was $212.0 million ($3.97 per diluted share), up from $52.3 million ($0.99 per diluted share) in the third quarter of 2020. Income from continuing operations was $66.3 million ($1.24 per diluted share), up from $46.7 million ($0.88 per diluted share) in the third quarter of 2020. Adjusted Net Income (a non-GAAP measure) from continuing operations was $84.6 million ($1.58 per diluted share), up from $61.1 million ($1.15 per diluted share) in the third quarter of 2020.

Adjusted EBITDA (a non-GAAP measure) from continuing operations was $136.6 million, up from $101.9 million in the third quarter of 2020. The Adjusted EBITDA margin for the quarter was 12.7 percent, up 140 basis points year-over-year mainly related to the expansion in gross margin.

Liquidity and Capital Resources

The Company's primary source of liquidity is cash flows from operating activities, which have been sufficient to fund working capital and capital expenditure requirements.

At September 30, 2021, the Company had:
•Cash and cash equivalents of $679.4 million
•Full availability under its $250.0 million Senior Secured Revolving Credit Facility (due 2024)
•Outstanding Senior Secured Debt of $490.8 million (term B loan facility due 2025)
•Senior unsecured notes totaling $550.0 million at 4.625 percent (due 2028)

Borrowings under the Company’s $250.0 million Senior Secured Revolving Credit Facility are limited to a maximum Senior Secured Debt leverage ratio (ratio of Senior Secured Debt to trailing 12 months Adjusted EBITDA) of 3.75 to 1.0 at September 30, 2021. The Company's Senior Secured Debt leverage ratio was 1.08 to 1.0 at quarter end.

Updated Fourth Quarter 2021 Financial Estimates

The Company previously announced fourth quarter 2021 financial estimates at its virtual Investor and Analysts' Day conference held on September 14, 2021. As a result of the further improvements in operating trends, the Company is increasing its financial estimates for the fourth quarter as set forth in the table below. Revenue estimates have been increased by $20.0 million and Adjusted EBITDA (a non-GAAP measure) estimates have been increased by $5.0 million.

These updated financial estimates are based on current operating trends and assume no significant deterioration in the markets ASGN serves. These estimates do not include any acquisition, integration or strategic planning expenses. Reconciliations of estimated net income to the estimated non-GAAP financial measures are included in the tables that accompany this release.

(In millions, except per share data)	Low	High
Revenues	$1,010.0	$1,030.0
SG&A expenses(1)	190.0	192.8
Amortization of intangible assets	16.5	16.5

Income from continuing operations	$52.5	$56.2
Income from discontinued operations	—	—
Net income	$52.5	$56.2

Earnings per Share - Diluted:	$0.98	$1.05
Diluted shares outstanding	53.3	53.3
Gross margin	28.5%	28.7%
Effective tax rate(2)	27.0%	27.0%

Non-GAAP Financial Measures (from continuing operations):
Adjusted EBITDA	$116.5	$121.5
Adjusted Net Income(3)	$68.6	$72.3
Adjusted Net Income per diluted share(3)	$1.29	$1.36
Adjusted EBITDA Margin	11.5%	11.8%
___________
(1) Includes non-cash expenses totaling $18.6 million, comprised of: (i) $11.9 million in stock-based compensation and (ii) $6.7 million in depreciation.
(2) Estimated effective tax rate before any excess tax benefits related to stock-based compensation.
(3) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.3 million each quarter, or $0.14 per diluted share, and represent the benefit of the tax deduction that ASGN receives from the amortization of goodwill and trademarks.

The financial estimates above are based on estimated of “Billable Days” of 61.0, which are three fewer days than the third quarter of 2021. Billable Days are defined as Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, and additional time taken off around holidays. Estimate for revenues include the estimated contribution of $42.0 million from businesses acquired after the fourth quarter of 2020.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET to review its financial results for the third quarter. The dial-in number is 877-407-0792 (+1-201-689-8263 for callers outside the United States), and the conference ID number is 13723652. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials and webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning October 27, 2021 at 7:30 p.m. ET until November 10, 2021. The access number for the replay is 844-512-2921 (+1-412-317-6671 for callers outside the United States) and the conference ID number is 13723652.

About ASGN Incorporated

ASGN Incorporated (NYSE: ASGN) is a leading provider of IT services and professional solutions, including technology, creative, and digital, across the commercial and government sectors. ASGN helps corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions. ASGN's mission is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. For more information, visit us at asgn.com.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. In particular, we make no assurances that the proposed revenue scenarios outlined above will be achieved. Additional examples of forward-looking statements in this press release include, without limitation, statements regarding our ability to attract, train and retain qualified staffing consultants, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 1, 2021. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

CONSOLIDATED SELECTED FINANCIAL DATA (Unaudited)
(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Results of Operations:
Revenues	$1,073.8	$904.4	$974.9	$2,955.7	$2,601.7
Costs of services	765.1	668.1	698.6	2,127.0	1,895.3
Gross profit	308.7	236.3	276.3	828.7	706.4
Selling, general and administrative expenses	192.7	150.1	176.4	533.4	462.0
Amortization of intangible assets	15.9	12.7	12.0	39.9	37.1
Operating income	100.1	73.5	87.9	255.4	207.3
Interest expense	(9.6)	(9.3)	(9.4)	(28.2)	(30.4)
Income before income taxes	90.5	64.2	78.5	227.2	176.9
Provision for income taxes	24.2	17.5	21.2	60.8	47.6
Income from continuing operations	66.3	46.7	57.3	166.4	129.3
Income from discontinued operations, net of income taxes	145.7	5.6	6.9	158.5	15.6
Net income	$212.0	$52.3	$64.2	$324.9	$144.9

Basic earnings per common share:
Continuing operations	$1.26	$0.89	$1.08	$3.14	$2.46
Discontinued operations	2.76	0.11	0.13	2.99	0.29
Net income	$4.02	$1.00	$1.21	$6.13	$2.75

Diluted earnings per common share:
Continuing operations	$1.24	$0.88	$1.06	$3.10	$2.44
Discontinued operations	2.73	0.11	0.13	2.95	0.29
Net income	$3.97	$0.99	$1.19	$6.05	$2.73

Number of shares and share equivalents used to calculate earnings per share:
Basic	52.7	52.5	53.2	53.0	52.6
Diluted	53.4	53.0	53.9	53.7	53.1
____
Historical periods have been revised to present the Oxford business as discontinued operations.

CONSOLIDATED SELECTED FINANCIAL DATA (Continued) (Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Summary Cash Flow Data:
Cash provided by operating activities	$74.5	$73.5	$79.1	$267.7	$295.3
Capital expenditures	(7.6)	(5.2)	(6.8)	(21.7)	(23.2)
Free Cash Flow (non-GAAP measure)	$66.9	$68.3	$72.3	$246.0	$272.1
Cash provided by (used in) investing activities	$352.6	$(71.7)	$(94.0)	$249.2	$(180.1)
Cash provided by (used in) financing activities	$(119.5)	$4.8	$(2.8)	$(119.4)	$(24.4)
____
Cash provided by operating activities and Free Cash Flow relate only to continuing operations.
Investing activities for the three and nine months ended September 30, 2021 include the proceeds from the sale of Oxford.

	September 30, 2021	December 31, 2020
Summary Balance Sheet Data:
Cash and cash equivalents	$679.4	$274.4
Working capital	831.2	578.2
Goodwill and intangible assets, net	2,072.5	1,890.6
Total assets	3,626.5	3,278.0
Long-term debt	1,033.5	1,033.4
Total liabilities	1,792.1	1,690.9
Total stockholders’ equity	1,834.4	1,587.1

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Net income	$212.0	$52.3	$64.2	$324.9	$144.9
Income from discontinued operations, net of tax	145.7	5.6	6.9	158.5	15.6
Income from continuing operations	66.3	46.7	57.3	166.4	129.3
Interest expense	9.6	9.3	9.4	28.2	30.4
Provision for income taxes	24.2	17.5	21.2	60.8	47.6
Depreciation	7.1	7.5	7.1	21.7	20.7
Amortization of intangible assets	15.9	12.7	12.0	39.9	37.1
EBITDA (non-GAAP measure)	123.1	93.7	107.0	317.0	265.1
Stock-based compensation	9.7	5.8	9.7	28.6	20.3
Acquisition, integration and strategic planning expenses	3.8	2.4	2.6	7.2	4.0
Adjusted EBITDA (non-GAAP measure)	$136.6	$101.9	$119.3	$352.8	$289.4

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Net income	$212.0	$52.3	$64.2	$324.9	$144.9
Income from discontinued operations, net of tax	145.7	5.6	6.9	158.5	15.6
Income from continuing operations	66.3	46.7	57.3	166.4	129.3
Acquisition, integration and strategic planning expenses	3.8	2.4	2.6	7.2	4.0
Tax effect on adjustments	(1.0)	(0.6)	(0.7)	(1.9)	(1.0)
Non-GAAP net income	69.1	48.5	59.2	171.7	132.3
Amortization of intangible assets	15.9	12.7	12.0	39.9	37.1
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.4)	(0.1)	(0.3)	(1.0)	(0.1)
Adjusted Net Income (non-GAAP measure)(1)	$84.6	$61.1	$70.9	$210.6	$169.3

Per diluted share:
Net Income	$3.97	$0.99	$1.19	$6.05	$2.73
Adjustments	(2.39)	0.16	0.13	(2.13)	0.46
Adjusted Net Income (non-GAAP measure)(1)	$1.58	$1.15	$1.32	$3.92	$3.19

Common shares and share equivalents (diluted)	53.4	53.0	53.9	53.7	53.1
_________
Historical periods have been revised to present the Oxford business as discontinued operations.
(1) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets,” which currently total approximately $7.3 million per quarter (approximately $0.14 per diluted share) and represent the benefit of the tax deduction for amortization of goodwill and trademarks.

FINANCIAL ESTIMATES FOR THE FOURTH QUARTER OF 2021
RECONCILIATIONS OF ESTIMATED GAAP TO NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)	$52.5	$56.2
Interest expense	9.4	9.4
Provision for income taxes	19.4	20.7
Depreciation expense(2)	6.8	6.8
Amortization of intangible assets	16.5	16.5
EBITDA (non-GAAP measure)	104.6	109.6
Stock-based compensation	11.9	11.9
Adjusted EBITDA (non-GAAP measure)	$116.5	$121.5

	Low	High
Net income(1)	$52.5	$56.2
Amortization of intangible assets	16.5	16.5
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.4)	(0.4)
Adjusted Net Income (non-GAAP measure)(3)	$68.6	$72.3

Per diluted share:
Net income	$0.98	$1.05
Adjustments	0.31	0.31
Adjusted Net Income (non-GAAP measure)(3)	$1.29	$1.36

Common shares and share equivalents (diluted)	53.3	53.3
_______
(1)Does not include acquisition, integration and strategic planning expenses, or excess tax benefits related to stock-based compensation.
(2)Comprised of (i) $6.7 million of depreciation included in SG&A expenses and (ii) $0.1 million of depreciation included in costs of services.
(3)Does not include the "Cash Tax Savings on Indefinite-lived Intangible Assets". These savings total $7.3 million per quarter ($0.14 per diluted share) and represent the benefit of the tax deduction for amortization of goodwill and trademarks.

Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures that are provided as additional information to enhance the overall understanding of the Company's current financial performance and not as an alternative to the consolidated interim financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Management uses these non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, Senior Secured Debt leverage ratio and Revenues on a same Billable Days and Constant Currency basis) to evaluate the Company's financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial information tables that accompany this press release include reconciliations of net income to non-GAAP financial measures.

EBITDA and Adjusted EBITDA provide a measure of the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis, by removing the effects of non-operating and certain non-cash expenses. These non-operating and non-cash items are specifically identified in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Adjusted Net Income provides a method for assessing the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis by removing the effects of non-operating and certain non-cash expenses, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of the Company's acquisitions. The calculation of Adjusted Net Income is presented in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Free Cash Flow provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities and is computed as presented in the tables that accompany this release.

The Senior Secured Debt leverage ratio is a ratio of the Company's Senior Secured Debt to trailing 12 months Adjusted EBITDA (gives effect to the divestiture of the Oxford business) and provides information about the Company's compliance with loan covenants.

Revenues calculated on a Same Billable Days and Constant Currency basis provide more comparable information by removing the effect of differences in the number of billable days and changes in currency exchange rates on a year-over-year basis. Revenues on a Same Billable Days basis are adjusted for the following items: differences in billable days during the period by taking the current-period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year; Billable Days are business days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. To calculate revenues on Constant Currency basis, reported revenues are re-translated using foreign exchange rates from the comparable prior year period.

Contacts:
Ed Pierce
Chief Financial Officer
818-878-7900

ADDO Investor Relations
Kimberly Esterkin
310-829-5400 / kesterkin@addo.com